WM High Yield Fund

Defaults and Arrears on Senior Securities
							Face Amount  Amount of Default
Security	Nature of Default	   Date of Default (000s)    (000s)

Century Communications Corporation,
Sr. Note,
8.750% due 10/01/2007 Chapter 11  04/01/2002      $4,500	$497

DVI, Inc.  Sr. Note,
9.875% due 02/01/2004 Chapter 11  08/01/2003	  $17,225	$985

FrontierVision Holdings LP
Sr. Disc. Note,
11.875% due 09/15/2007 Chapter 11 03/04/2004	  $9,250    $1,270

FrontierVision Operating Partners LP
Sr. Sub. Note,
11.000% due 10/15/2006 Chapter 11 03/08/2004      $5,000     $630
													         										 $3,382